Exhibit 99.1

October 9, 2026

Dear Shareholders,

As we enter the final quarter of 2026, Wilson Bank & Trust continues to build on a foundation of strong relationships, disciplined growth, and long-term focus. Our performance through the first nine months of the year reflects the trust of our customers, the dedication of our employees, and the confidence of our shareholders.

The following are the performance metrics as of and for the nine months ended September 30, 2026:

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Assets as of September 30, 2026, were $6.116 billion, representing an increase of $237.2 million, or 4.0%, from December 31, 2025.
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Loans as of September 30, 2026, were $4.550 billion, representing an increase of $199.1 million, or 4.6%, from December 31, 2025.
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Deposits as of September 30, 2026, were $5.449 billion, representing an increase of $204.8 million, or 3.9%, from December 31, 2025.
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Shareholder’s Equity was $599.4 million as of September 30, 2026, representing an increase of $17.7 million, or 3.0%, from December 31, 2025.
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Net Income for the nine months ended September 30, 2026, was $65.3 million, up $11.9 million, or 22.4%, over the nine months ended September 30, 2025.
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Earnings Per Diluted Share for the nine-month period ended September 30, 2026, were $5.29, compared to $4.43 for the nine-month period ended September 30, 2025, an increase of 19.4%.

The latest price at which the Company’s common stock has been traded in a transaction that has settled on our books and of which we are aware was $85.00 per share.

While our financial results tell one part of the story, just as important is the continued confidence demonstrated by our customers and communities.

This year, Wilson Bank & Trust (WBT) received national recognition from two respected industry publications. In September, Forbes named WBT among its 50 Best Banks in America, based on factors including customer trust, overall satisfaction, customer service, and products and services offered. WBT was one of a small number of community-focused institutions recognized alongside some of the nation's largest financial organizations.

Earlier this year, American Banker also ranked WBT among the Top 25 Performing Banks in the Nation in the $2 billion to $10 billion asset category based on 2025 financial performance. Together, these recognitions reinforce the strength of our relationship-focused model and demonstrate that a Tennessee community bank can successfully compete on a national stage.

That same strength is reflected in the continued growth of our loan and deposit portfolio. Recent FDIC deposit market share data as of June 30, 2026 shows WBT holding the #1 deposit market share position

Exhibit 99.1

in Wilson, Trousdale, and DeKalb counties, the #2 position in Rutherford and Smith counties, and a Top 5 position in both Sumner and Putnam counties. These rankings reflect the trust customers place in our organization and the dedication of our employees serving individuals, families, and businesses across our footprint.

Construction is progressing on our newest full-service location at Sewart's Landing in Smyrna, with a grand opening planned for early 2027. The office will become our 33rd full-service location and sixth in Rutherford County, one of the fastest-growing markets we serve.

This expansion reflects our excitement for the long-term growth opportunities throughout Tennessee. While digital banking continues to evolve, much of the industry is recognizing what we have long believed: technology enhances customer convenience, but strong relationships remain essential. As customers seek trusted financial guidance and personal service, we remain committed to combining modern banking technology with the local expertise and relationship-focused approach that have long been hallmarks of WBT.

We also continue to monitor and stay attentive to the broader economic environment. Interest rates, inflationary pressures, energy costs, and geopolitical developments continue to create uncertainty for businesses and households across the country. At the same time, Tennessee has continued to demonstrate economic resilience through a diverse economy and strong employment environment. While conditions affect every customer and community differently, WBT remains committed to providing sound guidance, local decision-making, and consistent support through changing economic cycles.

As we look ahead, we invite you and your family to join us at Oktoberfest on October 17 and 18. For decades, this tradition has reflected the values that continue to define WBT: strong communities, lasting relationships, and a commitment to serving our neighbors.

We are grateful for your continued support, proud of what we have accomplished together, and excited about the opportunities that lie ahead.

Sincerely,

WILSON BANK HOLDING COMPANY

John McDearman, III President/CEO	James Anthony Patton Chairman